FUEL TECH, INC.

2020 FUEL CHEM® Officer Commission Plan

1.    OBJECTIVE; EFFECTIVE DATE

1.1.     Objective. This 2020 FUEL CHEM Officer Commission Plan (“Plan”) describes the terms upon which Fuel Tech, Inc. (“Fuel Tech”) will compensate its Senior Vice President, Sales for the sale of products and services relating to its FUEL CHEM line of business for sales occurring in the United States and Canada. The objective of this Plan is to increase the revenues and profitability of Fuel Tech by providing compensation incentives to its Senior Vice President, Sales.

1.2.     Effective Date. This Plan shall be effective as of January 1, 2020 and continue in effect through December 31, 2020, subject to the terms hereof.

2.    DEFINITIONS

“Commercial Contract” – means a comprehensive set of executed, legally binding documents between Fuel Tech and a customer for the commercial operation of the FUEL CHEM program, in form and substance acceptable to Fuel Tech.

“Commission” — means the commission paid to the Officer in accordance with this Plan.

“Eligible Employee” — means any Fuel Tech employee eligible for participation in the 2020 FUEL CHEM Employee Commission Plan, as such plan may be amended in Fuel Tech’s sole discretion.

“Employee Commission Plan” — means the 2020 FUEL CHEM Employee Commission Plan, as such plan may be amended in Fuel Tech’s sole discretion.

“Net Revenue” – means, with respect to any customer unit all gross revenues actually recognized by Fuel Tech from the sale of the chemical portion of the FUEL CHEM program, the sale of availability fees or TIFI On Demand and the sale of miscellaneous equipment, less third-party sales commissions, duties, taxes (including, without limitation, applicable value-added tax, business tax or sales tax), cost of freight, fuel surcharges, upcharges, refunds, rebates, credits, risk-share forgiveness, write-offs for uncollectible amounts, discounts and returns and allowances, computed based upon Fuel Tech’s then-current internal accounting records in accordance with GAAP.

“Officer” — means Fuel Tech’s Senior Vice President, Sales.

“Specified Percentage” — means the confidential percentage rate provided to the Officer together with this Plan.

3.     COMMISSION

3.1     Commission.     Fuel Tech shall pay to the Officer a Commission equal to the Specified Percentage, on a customer unit by customer unit basis, on Net Revenue pursuant to Commercial Contracts for customer units. A Commission shall only be payable on any such Sales Contract if a Commission would be payable to an Eligible Employee under Fuel Tech’s 2020 FUEL CHEM Employee Commission Plan.

3.2     Payments. Following the end of each calendar quarter during which this Plan is in effect, Fuel Tech will determine the aggregate amount of Commission due to the Officer based upon Fuel Tech’s then-current internal accounting records in accordance with GAAP, and pay the Officer the amount of such Commission from the prior calendar quarter within forty-five (45) days, subject to any offsets.

4.     ADDITIONAL TERMS

4.1    Dispute Resolution. Disagreements or disputes between Fuel Tech and the Officer arising out of or relating to the interpretation of this Plan shall be submitted to the Chief Executive Officer. Such officer shall decide the issue in his sole and absolute discretion. Any such decision shall be final and binding.

4.2     Modification, Amendment or Termination. This Plan is subject to modification, amendment or termination at any time at the discretion of Fuel Tech. Fuel Tech shall provide the Officer with written notice of any such modification, amendment or termination.

4.3     No Effect on Employment. This Plan is not intended to and does not in any way alter the at-will nature of the Officer’s employment with Fuel Tech, nor does it constitute a guarantee of employment for a specified period. Employment with Fuel Tech is at will, which means that either the Officer or Fuel Tech may terminate the employment relationship at any time, with or without cause or prior notice. This Plan does not create a contractual relationship or any contractually enforceable rights between the Company or its wholly owned subsidiaries and the employee.

4.4     Disclaimer. This Plan is only valid for the year 2020. There is no guarantee that in 2021 or in subsequent years a commission plan or similar plan shall be adopted, and, if adopted, the terms, conditions and provisions of any such plan shall be determined in the sole and absolute discretion of the Compensation Committee of the Board of Directors of Fuel Tech.

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